Exhibit 10.28

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made this 17th of January, 2002 (the “Effective Date”) between Applied Precision, LLC, a Delaware limited liability company (“Employer”), and Joseph Ahladis (“Executive”).

RECITALS

A. Applied Precision, Inc. (“API”), Riverside Fund, II, L.P. (“Riverside”), Employer and the founders of API, and certain other persons are parties to an Investment Agreement of even date (the “IA”) that provides for or refers to, among other things, the formation of Employer, the contribution of assets (including Confidential Information, as defined in this Agreement) by API to Employer, the purchase of an interest in Employer and contribution of funds to Employer by Riverside (the “Transaction”). Entry into this Agreement is a condition to consummation of the Transaction.

B. Executive has served as a senior executive of API. Executive’s previous experience with API has provided and Executive’s employment with Employer under this Agreement continues to provide Executive with access to Confidential Information, as defined in this Agreement, whose continued confidentiality is vital to Employer’s ability to successfully compete.

C. In connection with the Transaction, Employer desires to employ Executive and to obtain assurance that Executive will protect Employer’s Confidential Information and will not compete with Employer or solicit its customers or its employees during the term of Executive’s employment with Employer and for a reasonable period of time after termination of employment pursuant to this Agreement. Executive is willing to agree to these terms and wishes to be employed by Employer under the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Executive and Employer agree as follows:

1. Employment. Employer hereby employs Executive, and Executive agrees to be employed initially as Vice-President of Sales and Marketing. Executive’s responsibilities shall consist of those responsibilities customarily assigned to a Vice-President of Sales and Marketing and as assigned by Employer’s Chief Executive Officer. Employer reserves the right to revise Executive’s title and responsibilities. Executive will report to Employer’s Chief Executive Officer. Executive will devote Executive’s full professional time and attention to Executive’s employment with Employer. Executive shall follow the reasonable instructions of the Employer’s Chief Executive Officer and will comply in all material respects with all rules, policies and procedures of Employer as modified from time to time, including without limitation, rules and procedures set forth in any employee handbook, supervisor’s manuals and operating manuals as may be adopted by the Employer from time to time in Employer’s sole discretion, to the extent that they are not inconsistent with this Agreement. Executive will perform all of Executive’s responsibilities in compliance with all applicable laws. During Executive’s employment, Executive will not engage in any other business activity that prevents Executive from carrying out Executive’s obligations under this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

2. Term of Employment.

2.1 The initial term of employment under this Agreement shall be for a five (5) year period commencing on the Effective Date (the “Initial Term”), provided, however, that the effectiveness of this Agreement is conditioned upon the closing of the Transaction. This Agreement shall be deemed to be renewed beyond the Initial Term for successive one year periods (each, an “Extended Term”) unless either party to this Agreement gives not less than six months’ notice prior to the expiration of the Initial Term or any then current Extended Term, that it will not be extended. The Initial Term and all such Extended Terms, if any, are collectively referred to in this Agreement as the “Employment Term.”

2.2 Executive’s employment with Employer may continue beyond the Employment term, even if the Employment Term expires in accordance with Section 2.1. If Executive’s employment continues beyond the Initial Term, and any Extended Terms, if any, such employment shall be terminable at-will, and, in such case either Executive or Employer may terminate Executive’s employment at any time and for any reason or no reason, upon two weeks’ notice, except that no advance notice is required if Employer terminates Executive’s employment for Cause as defined in this Agreement. Employer may provide pay in lieu of part or all of the two weeks notice in the amount of base salary that would have been earned during the notice period not given.

3. Compensation. For the duration of Executive’s employment under this Agreement, Executive shall be entitled to compensation computed and paid pursuant to the following subparagraphs and subject to permitted or required withholdings and deductions:

3.1 Salary. Executive shall be paid an annual gross salary at the rate of one hundred sixty-five thousand dollars $165,000.00 (the “Annual Base Salary”), with the actual amount paid to be prorated for the actual period of employment, payable in equal installments in accordance with Employer’s normal payroll practices. Employer may review Executive’s salary from time to time as part of a review of Executive’s performance and other relevant factors and may determine in its sole discretion whether any increase in salary shall be made. The amount of salary earned by Executive may not be reduced below the amount of salary identified in this Section 3.1 during the Employment Term.

3.2 Bonus. At its discretion, the Management Board (with the approval of a Majority of Preferred Members, as defined in the Limited Liability Company Agreement of

Applied Precision Holdings, LLC (the “LLC Agreement”) may provide Executive an annual bonus up to 60% of Annual Base Salary. It is anticipated that the Bonus will be based on the achievement of performance targets established periodically by the Management Board in consultation with the Executive.

4. Other Benefits.

4.1 Certain Benefits. Executive may participate in employee benefit programs established by Employer for personnel on a basis commensurate with Executive’s position and in accordance with Employer’s policies from time to time, including eligibility requirements, but nothing herein shall require the adoption or maintenance of any such plan.

4.2 Vacation and Holidays. Executive shall be entitled to all public holidays observed by Employer. Flexible Time Off (FTO) days shall be in accordance with the applicable provision of Employer’s Employee Handbook plus the addition of 5 days, the sum of which shall be no fewer than as provided in Section 4.1 of the current API Employee Handbook (dated October, 2000) plus the addition of 5 days.

4.3 Expenses. Employer shall reimburse Executive in accordance with Employer’s policies and procedures for reasonable expenses necessarily incurred in Executive’s performance of Executive’s duties against appropriate receipts and vouchers indicating the specific business purpose for each such expenditure.

5. Termination. Executive’s employment under this Agreement may be terminated during the Employment Term without any breach of this Agreement under any of the circumstances described in Sections 5.1, 5.2 and 5.3 and shall terminate automatically under the circumstances described in Section 5.4, subject to the provisions of this Agreement:

5.1 Employment may be terminated by Employer with Cause as determined by the Management Board of Employer. “Cause,” as used herein, means any of the following: (i) any material breach of this Agreement by Executive which, if curable, has not been cured within 20 days after Executive has been given written notice of the need to cure such breach, or which breach, if previously cured, recurs; (ii) unauthorized use or disclosure of Confidential Information, as defined in this Agreement; (iii) Executive’s continued willful and intentional failure to satisfactorily perform Executive’s essential responsibilities, in the good faith discretion of the Management Board, provided that Executive has been given written notice of the need to cure the failure within 20 days and cure has not been effected within that time period, or which failure, if previously cured, recurs, except to the extent that such failure is caused by Total Disability, as defined in this Agreement; (iv) material failure of Executive to comply with rules, policies or procedures of Employer as they may be amended from time to time, provided that Executive has been given written notice of the need to cure the failure, if such failure is curable, within 20 days and cure has not been effected within that time period, or which failure, if previously cured, recurs; (v) dishonesty, fraud or gross negligence related to the business; (vi)

personal conduct that is materially detrimental to the business; or (vii) conviction of or plea of nolo contendere to a felony.

5.2 Employment may be terminated by Executive with Good Reason or with three (3) months’ notice to Employer. “Good Reason,” as used herein, means (a) any material breach of this Agreement by Employer which, if curable, has not been cured within 20 days after Employer has been given written notice of the need to cure the breach, or which breach, if previously cured, recurs; (b) assignment of Executive, without Executive’s consent, to a position that is not a Senior Executive or does not directly report to a CEO or President; or (c) Employer’s demand that Executive relocate out of the metropolitan Seattle area.

5.3 Employment may be terminated by Employer or Executive due to the Total Disability of Executive. The term “Total Disability” as used herein shall have the same meaning as the term “Total Disability” as used in Employer’s long-term disability policy in effect at the time of termination, if one exists. If Employer does not have a long-term disability policy in effect at such time, the term “Total Disability” shall mean Executive’s inability (with or without such accommodation as may be required by law protecting persons with disabilities) to perform the essential functions of Executive’s duties hereunder for a period aggregating to 120 calendar days in a twelve (12) month period.

5.4 Death. Employment shall terminate automatically upon death.

5.5 Any termination of Executive’s employment by Executive or Employer (other than death) shall be communicated by written notice of termination to the other party in accordance with Section 18 of this Agreement.

6. Compensation upon Termination. The following provisions pertaining to Executive’s compensation shall be observed upon termination of Executive’s employment. Any amount payable to Executive under this Section 6 shall be subject to all applicable federal, state and local withholdings, or payroll or other taxes. Except as set forth in this Section 6, upon termination of employment, Executive shall not be entitled to further payments, severance or other benefits arising under this Agreement or from Executive’s employment with Employer or its termination.

6.1 By Employer with Cause or by Executive without Good Reason or Total Disability during Employment Term. If Employer terminates Executive’s employment during the Employment Term for Cause or if Executive terminates Executive’s employment during the Employment Term other than for Good Reason or Total Disability, Executive shall be paid for unpaid wages and unused accrued vacation earned through the termination date. If Executive terminates employment during the Employment Term other than for Good Reason or Total Disability, Executive shall be required to give written notice of at least three (3) months (the date of such notice being the “Notice Date”), provided, however, that in such case Employer may accelerate such termination date to a date no earlier than thirty (30) days after the date Executive provides notice of termination and may relieve Executive of Executive’s responsibilities at any time after Executive provides such notice.

6.2 By Employer other than for Cause or Total Disability or by Executive for Good Reason during Employment Term. If Employer terminates Executive’s employment during the Employment Term other than for Total Disability or Cause or if Executive terminates Executive’s employment during the Employment Term for Good Reason, Employer shall pay to Executive the amounts set forth in this Section 6.2, provided, however, that Executive’s entitlement to the amounts described in Sections 6.2.2 and 6.2.3 is conditioned upon Executive signing and delivering to Employer upon such termination a release in substantially the form attached as Exhibit A (the “Release”). Notwithstanding the foregoing, no amounts described in Section 6.2.2 or 6.2.3 shall be due or owing to Executive if, before or after such payments are made, Employer is out of compliance, or reasonably would become out of compliance, with any covenants imposed by its creditors, in the good faith discretion of the Management Board of Employer. If, however, at any time within one (1) year after the date that any such amount would have been due and owing but for the circumstances described in the foregoing sentence, Employer becomes able to pay such amount and remain in compliance with all covenants imposed by its creditors, before or after such payment is made, in the good faith discretion of the Management Board of Employer, then such amount shall then become due and owing.

6.2.1 Unpaid wages and unused accrued vacation earned through the termination date;

6.2.2 Continuation of payments of base salary at the rate then in effect for 12 months; provided that during the final six months thereof such payments will be reduced by any compensation earned by the Executive from employment or consulting during such period. Executive shall promptly provide Employer notice of any employment or consulting assignment during the final six month period and shall provide Employer upon request documentary proof regarding compensation pertaining to such engagements; and

6.2.3 If Executive elects to continue medical and/or dental coverage after termination of employment with Employer pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), if such act is applicable, monthly premium payments for Executive and Executive’s spouse for the period that Executive is eligible for such coverage but not to exceed the period for which Executive is entitled to Separation Payments under this Agreement.

6.3 Total Disability during Employment Term. If Employer or Executive terminates Executive’s employment during the Employment Term due to Executive’s Total Disability, Employer shall pay to Executive the amounts set forth in Sections 6.3.1 and 6.3.2, provided, however, that Executive’s entitlement to the amounts described in Section 6.3.2 is conditioned upon Executive signing and delivering to Employer upon such termination a Release. Notwithstanding the foregoing, no amounts described in Section 6.3.2 shall be due or owing to Executive if, before or after such payments are made, Employer is out of compliance, or reasonably would become out of compliance, with any covenants imposed by its creditors, in the good faith discretion of the Management Board of Employer. If, however, at any time within one (1) year after the date that any such amount would have been due and owing but for the circumstances described in the foregoing sentence, Employer becomes able to pay such amount and remain in compliance with all covenants imposed by its creditors, before or after such payment is made, in the good faith discretion of the Management Board of Employer, then such amount shall then become due and owing.

6.3.1 Unpaid wages and unused accrued vacation earned through the termination date; and

6.3.2 Continuation of payments of base salary through the end of the Employment Term or six months, which ever is less, based on the rate of salary payable to Executive on the termination date.

6.4 Death during Employment Term. If Executive’s employment terminates due to death during the Employment Term, Employer shall pay to Executive’s estate the unpaid wages and unused accrued vacation earned through the termination date.

6.5 By Employer or Executive following Employment Term. If Executive’s employment terminates following the Employment Term, Executive shall be paid for unpaid wages and unused accrued vacation earned through the termination date, regardless of the reason for termination, if any exists.

7. Confidential Information.

7.1 Executive recognizes that the success of Employer and its current or future Affiliates (as defined below in this Section 7) depends upon the protection of information or materials that are designated as confidential and/or proprietary at the time of disclosure or should, based on their nature or the circumstances surrounding such disclosure, reasonably be deemed confidential including, without limitation, information and technology to which Executive has access while employed by Employer or to which Executive had access while employed by API (all such information being “Confidential Information”). “Confidential Information” includes without limitation, and whether or not such information is specifically designated as confidential or proprietary: all business plans and marketing strategies; information concerning existing and prospective markets, suppliers, and customers; financial information; information concerning the development of new products and services; and technical and nontechnical data related to software programs, designs, specifications, compilations, Inventions (as defined in Section 9.1), improvements, patent applications, studies, research, methods, devices, prototypes, processes, procedures and techniques. Confidential Information expressly includes information provided to Employer or API by third parties under circumstances that require Employer to maintain the confidentiality of such information. Notwithstanding the foregoing, following his employment with Employer, Executive shall have no confidentiality obligation with respect to disclosure of any Confidential Information that (a) was, or at any time becomes, available in the public domain other than through a violation of this Agreement or (b) Executive can demonstrate by written evidence was furnished to Executive by a third party in lawful possession thereof and who was not under an obligation of confidentiality to Employer or API.

7.2 Executive agrees that during Executive’s employment and after termination of employment irrespective of cause, Executive will use Confidential Information only for the benefit of Employer and will not directly or indirectly use or divulge, or permit others to use or divulge, any Confidential Information for any reason, except as authorized by Employer. Notwithstanding the foregoing, Executive may disclose Confidential Information as required pursuant to an order or requirement of a court, administrative agency or other government body, provided Executive has notified Employer immediately after receipt of such order or requirement and allowed Employer a meaningful opportunity to apply for protective measures.

7.3 Executive hereby assigns to Employer any rights Executive may have or acquire in such Confidential Information and acknowledges that all Confidential Information shall be the sole property of Employer and its assigns.

7.4 There are no rights granted or any understandings, agreements or representations between the parties hereto, express or implied, regarding Confidential Information that are not specified herein. No license under any patent or copyright now or hereafter obtained by Employer is granted to Executive or agreed to be granted to Executive by either this Agreement or the disclosure of Confidential Information by Employer.

7.5 Executive’s obligation under this Agreement is in addition to any obligations Executive has under state or federal law.

7.6 Executive agrees that in the course of Executive’s employment with Employer, Executive will not violate in any way the rights that any entity, including former employers, has with regard to trade secrets or proprietary or confidential information.

7.7 For purposes of this Agreement, the term “Affiliate” means any entity currently existing or subsequently organized or formed that directly or indirectly controls, is controlled by or is under common control with Employer, whether through ownership of voting securities, by contract or otherwise.

7.8 Executive’s obligations under this Section 7 are indefinite in term and shall survive the termination of this Agreement.

7.9 If Executive continues to be employed by Employer or to serve on the Management Board after the term of this Agreement (unless and until a new agreement is entered into by Executive and Employer), the foregoing provisions of this Section 7 shall continue in effect for such additional period.

8. Return of Company Property. Executive acknowledges that all tangible items containing any Confidential Information, including without limitation memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes, documents, drawings, specifications, software, media and other materials, including any copies thereof (including electronically recorded copies), are the exclusive property of Employer, and Executive shall deliver to Employer all such material in Executive’s possession or control upon Employer’s request and in any event upon the termination of Executive’s employment with Employer. Executive shall also return any keys, equipment, identification or credit cards, or other property belonging to Employer or its Affiliates upon termination or request.

9. Inventions.

9.1 Executive understands and agrees that all Inventions are the exclusive property of Employer. As used in this Agreement, “Inventions” shall include without limitation ideas, discoveries, developments, concepts, inventions, original works of authorship, trademarks, mask works, trade secrets, ideas, data, information, know-how, documentation, formulae, results, prototypes, designs, methods, processes, products, formulas and techniques, improvements to any of the foregoing, and all other matters ordinarily intended by the words “intellectual property,” whether or not patentable, copyrightable, or otherwise able to be registered, which are developed, created, conceived of or reduced to practice by Executive, alone or with others, during Executive’s employment with Employer or Affiliates, whether or not during working hours or within three (3) months thereafter and related to Employer’s then existing or proposed business. In recognition of Employer’s ownership of all Inventions, Executive shall make prompt and full disclosure to Employer of, will hold in trust for the sole benefit of Employer, and (subject to Section 9.2 below) hereby assigns, and agrees to assign in the future, exclusively to Employer all of Executive’s right, title, and interest in and to any and all such Inventions.

9.2 NOTICE REQUIRED BY REVISED CODE OF WASHINGTON 49.44.140: Executive understands that Executive’s obligation to assign Inventions shall not apply to any Inventions for which no equipment, supplies, facilities, or trade secret information of Employer was used and that was developed entirely on Executive’s own time, unless (a) the invention relates (i) directly to the business of Employer, or (ii) to Employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Executive for Employer.

9.3 To the extent any works of authorship created by Executive made within the scope of employment may be considered “works made for hire” under United States copyright laws, they are hereby agreed to be works made for hire. To the extent any such works do not qualify as a “work made for hire” under applicable law, and to the extent they include material subject to copyright, Executive hereby irrevocably and exclusively assigns and conveys all rights, title and interests in such works to Employer subject to no liens, claims or reserved rights. Executive hereby waives any and all “moral rights” that may be applicable to any of the foregoing, for any and all uses, alterations, and exploitation thereof by Employer, or its Affiliates, or their successors, assignees or licensees. To the extent that any such “moral rights”

may not be waived in accordance with law. Executive agrees not to bring any claims, actions or litigation against Employer, or its Affiliates, or their successors, assignees or licensees, based on or to enforce such rights. Without limiting the preceding, Executive agrees that Employer may in its discretion edit, modify, recast, use, and promote any such works of authorship, and derivatives thereof, with or without the use of Executive’s name or image, without compensation to Executive other than that expressly set forth herein.

9.4 Executive hereby waives and quitclaims to Employer any and all claims of any nature whatsoever that Executive now or hereafter may have for infringement of any patent or patents from any patent applications for any Inventions. Executive agrees to cooperate fully with Employer and take all other such acts requested by Employer (including signing applications for patents, assignments, and other papers, and such things as Employer may require) to enable Employer to establish and protect its ownership in any Inventions and to carry out the intent and purpose of this Agreement, during Executive’s employment or thereafter. If Executive fails to execute such documents by reason of death, mental or physical incapacity or any other reason, Executive hereby irrevocably appoints Employer and its officers and agents as Executive’s agent and attorney-in-fact to execute such documents on Executive’s behalf.

9.5 Excluded Inventions.

9.5.1 Executive agrees that Exhibit B to this Agreement lists all Inventions belonging to Executive that Executive wishes to have excluded from this Agreement because they have been made by Executive prior to Executive’s employment with Employer and have not been assigned or licensed to Employer through the terms of another agreement or arrangement (the “Excluded Inventions”). If no such list is attached, Executive represents and warrants that there are no such Inventions.

9.5.2 If during Executive’s employment with Employer, Executive uses in the specifications or development of, or otherwise incorporates into an Employer product, process, service, technology, or machine, or otherwise uses any invention, proprietary know-how, or other intellectual property in existence before the Effective Date owned by Executive or in which Executive has any interest (“Existing Know-How”), Employer is hereby granted and shall have a non-exclusive, royalty-free, fully paid up, perpetual, irrevocable, worldwide right and license under the Existing Know-How (including any patent or other intellectual property rights therein) to make, have made, use, sell, reproduce, distribute, make derivative works from, publicly perform and display, and import, and to sublicense any and all of the foregoing rights to that Existing Know-How (including the right to grant further sublicenses) without restriction as to the extent of Executive’s ownership or interest, for so long as such Existing Know-How is in existence and is licensable by Executive.

9.6 If Executive continues to he employed by Employer after the term of this Agreement (unless and until a new agreement is entered into by Executive and Employer), the foregoing provisions of this Section 9 shall continue in effect for such additional period.

10. Noncompetition and Nonsolicitation.

10.1 During Executive’s employment with Employer, and for a period expiring eighteen (18) months after the earlier of (i) the termination of Executive’s employment, regardless of the reason, if any, for such termination, or (ii) the Notice Date, Executive shall not, directly or indirectly:

10.1.1 provide in any capacity any Competing Services or Products, or own, manage, operate, control, serve as a consultant to, be employed by, participate in, or be connected, in any manner, with the ownership, management, operation or control of any business that provides any Competing Services or Products. For purposes of this Agreement, “Competing Services or Products” shall mean any services or products of the type provided, designed or produced by Employer or API at any time during Executive’s employment with Employer or API or which, at the time of Executive’s termination of employment with Employer, Employer had active plans to provide, design or produce, including, without limitation, the following:

(a) Semiconductor manufacturing equipment and software: Probe card analyzers, probing process analysis tools and software, wafer probe mark inspection tools, probe card cleaning tools; wafer prober error compensation software and wafer probers;

(b) Life sciences equipment and software: Products and software in areas of fixed-cell and live-cell fluorescence imaging specifically related to restoration microscopy imaging; and optical scanning tools for the following areas: DNA arrays, protein arrays, fixed or live cell or tissue screening, GMO testing arrays, plant, animal and food testing arrays, and custom micro-arrays; and

(c) Precision motion control equipment and software: Micro-positioning actuators, micro-positioning hardware and micro-positioning software for optical fiber alignment, laser tuning, laser electro-optical laboratory test systems, automated pathology screening systems and automated gas flow valves and control systems.

The geographic scope of this Section 10.1 shall be all geographic locations where Employer and/or API has at any time during Executive’s employment with such companies conducted business or delivered products to Customers, including, without limitation, all of North America, Europe, Asia and Australia. For purposes of this Agreement, “Customers” shall mean any customers of Employer or API or any person or entity that Employer had active plans to develop as a customer at any time during Executive’s employment with Employer or API;

10.1.2 engage in any business, enterprise or conduct that would, by virtue of the nature of such business, enterprise or conduct, be likely to result in the disclosure of Confidential Information by Executive;

10.1.3 hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any officer, employee, consultant or agent of Employer or any of its Affiliates to alter or discontinue his or her relationship with Employer or its Affiliate;

10.1.4 solicit, divert, or in any other manner persuade or attempt to persuade any supplier of Employer or any of its Affiliates; or

10.1.5 solicit, divert, take away or attempt to solicit, divert or take away any Customers.

10.2 Employer and Executive agree that the provisions of this Section 10 do not impose an undue hardship on Executive and are not injurious to the public; that this provision is necessary to protect the business of Employer and its Affiliates; that the nature of Executive’s responsibilities with Employer under this Agreement and Executive’s former responsibilities with API provide and/or have provided Executive with access to Confidential Information that is valuable and confidential to Employer and its Affiliates; that Employer would not employ Executive if Executive did not agree to the provisions of this Section 10; that the scope of this Section 10 is reasonable in terms of length of time and geographical scope; and that adequate consideration supports this Section 10. In the event that a court determines that the geographical scope of this provision is unreasonably broad or the length of time is unreasonably long, Executive agrees that such Court should narrow such provision to the extent necessary to make it reasonable and enforce the provision as narrowed.

10.3 If Executive continues to be employed by Employer after the term of this Agreement (unless and until a new agreement is entered into by Executive and Employer), the foregoing provisions of this Section 10 shall continue in effect.

11. Remedies. Notwithstanding any other provisions of this Agreement regarding dispute resolution, including Section 12, Executive agrees that Executive’s violation of any of Sections 7, 8, 9 or 10 of this Agreement would cause Employer irreparable harm which would not be adequately compensated by monetary damages and that an injunction may be granted by any court or courts having jurisdiction, restraining Executive from violation of the terms of this Agreement, upon any breach or threatened breach of Executive of the obligations set forth in any of Sections 7, 8, 9 or 10. The preceding sentence shall not be construed to limit Employer from any other relief or damages to which it may be entitled as a result of Executive’s breach of any provision of this Agreement, including Sections 7, 8, 9 or 10.

12. Arbitration. Except for the right of either party to commence a judicial action to obtain injunctive relief (but not damages) to avoid irreparable injury, the parties agree that any and all controversies, claims, and/or disputes (collectively referred to as “Disputes”) of whatever nature arising out of or relating to Executive’s employment or this Agreement or their termination shall be resolved in accordance with the procedures set forth in this arbitration provision. For purposes of this provision, Disputes shall include, but not be limited to, any and all controversies, claims, and disputes based on statutes, contracts, torts, the common law, or otherwise, regardless of when the Disputes were discovered or whether the Disputes existed prior to or arose after the date of this Agreement. With the sole exception for injunctive relief previously noted in this paragraph, the arbitration procedure set forth in this provision shall be the sole and exclusive method for resolving Disputes between Employer and Executive. The parties waive and release any rights they have to litigate these Disputes in court before a jury, including Disputes pertaining to wages, compensation, discrimination, and termination arising under statutes such as Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Washington Law Against Discrimination, and the Washington Minimum Wage Act.

After a Demand is made, the parties shall confer and attempt to agree upon a sole neutral arbitrator who has had both training and experience as an arbitrator of employment matters. If the parties cannot agree on an arbitrator, the parties shall select an arbitrator through the American Arbitration Association (“AAA”). The arbitration shall take place in Seattle, Washington, and shall follow the AAA rules and procedures then in effect for resolution of employment disputes so long as those rules and procedures are not inconsistent with this provision. Reasonable discovery shall be permitted and the arbitrator may decide any issue as to discovery. The arbitrator may decide any issue as to whether, or as to the extent to which, any Disputes are subject to the arbitration provisions in this Agreement. The arbitrator may award any relief available at law or in equity, but may not award relief beyond that allowed by law. The arbitrator must base his or her award on the provisions of this Agreement and applicable law, and must render his or her award in a writing that must include an explanation of the reasons for such award. The decision of the arbitrator shall be final and binding. The parties consent to personal jurisdiction and venue in the United States District Court for the Western District of Washington in Seattle, and agree that judgment upon the arbitrator’s award may be entered by that court or any other court having jurisdiction thereof.

The parties warrant that they are voluntarily and mutually agreeing to this arbitration provision. This provision shall be interpreted in a way to be consistent with law. If any part of this provision is deemed inconsistent with law, the provision shall be reformed to the extent required to render it enforceable, and the parties agree the reformed provision shall be enforced.

13. Fees. The prevailing party will be entitled to its costs and attorneys’ fees incurred in any litigation relating to the interpretation or enforcement of this Agreement.

14. Indemnification. Employer agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that Executive is or was a director, officer or employee of Employer of the Company or any Affiliate or is or was serving at the request of Employer as a director, officer, member, employee or agent of another enterprise, including service with respect to employee benefit plans, Executive shall be indemnified and held harmless by Employer to the fullest extent legally permitted or authorized by Employer’s LLC Agreement against all cost, expense, damage, claim, liability and loss (including, without limitation, attorneys’ fees), judgments, fines or other liabilities or penalties and amounts paid or to be paid in settlement reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, employee or agent of Employer and shall inure to the benefit of Executive’s heirs, executors and administrators. To the fullest extent legally permitted or authorized by Employer’s limited liability agreement, Employer shall advance to Executive all reasonable costs and expenses incurred by Executive in connection with a Proceeding after receipt by Employer of a written request, together with reasonable documentation supporting such request and an undertaking by Executive in a form reasonably acceptable to Employer to repay the amount of such advance if it shall ultimately be determined that Executive is not entitled to be indemnified against such costs and expenses. Notwithstanding the foregoing, indemnification shall not be provided to Executive hereunder with respect to any action or omission of Executive that was (i) not suffered or taken in good faith and in a manner Executive reasonably believed to be in or not opposed to the best interests of Employer, (ii) in material breach of this Agreement or the LLC Agreement, (iii) determined in a final decision (after all appeals and the expiration of time to appeal) of a court or other tribunal of competent jurisdiction to constitute fraud, gross negligence or willful violation of law, or (iv) with respect to any criminal action or proceeding, without reasonable cause by Executive to believe that its or his conduct was unlawful.

15. Disclosure. Executive agrees fully and completely to reveal the terms of the terms of Sections 7, 8, 9, 10 and 11 of this Agreement to any future employer or potential employer, business contacts or associates of Executive and authorizes Employer, at its election, to make such disclosure.

16. Representation of Executive. Executive represents and warrants to Employer that Executive is free to enter into this Agreement and has no commitment, arrangement or understanding to or with any party that restrains or is in conflict with Executive’s performance of the covenants, services and duties provided for in this Agreement. Executive agrees to indemnify Employer and to hold it harmless against any and all liabilities or claims arising out of any unauthorized act or acts by Executive that, the foregoing representation and warranty to the contrary notwithstanding, are in violation, or constitute a breach, of any such commitment, arrangement or understanding.

17. Assignability. During Executive’s employment, this Agreement may not be assigned by either party without the written consent of the other; provided, however, that Employer may assign its rights and obligations under this Agreement without Executive’s consent to a successor by sale, merger or liquidation, if such successor carries on the business substantially in the form in which it is being conducted at the time of the sale, merger or liquidation. This Agreement is binding upon Executive, Executive’s heirs, personal representatives and permitted assigns and on Employer, its successors and assigns.

18. Notices. Any notice required or permitted to be given hereunder is sufficient if in writing and delivered by hand, by facsimile or by registered or certified mail, to the parties at the respective addresses set forth below their signatures herein, or such other address as may be provided to each party by the other.

19. Severability. If any provision of this Agreement or compliance by any of the parties with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, shall be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on the parties.

20. Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial waiver of a breach of any provision of this Agreement operate or be construed as a waiver of any subsequent breach; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

21. Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Washington without regard to the conflicts of law provisions of such laws.

22. Survival. Notwithstanding anything to the contrary in this Agreement, the obligations of this Agreement shall survive a termination of this Agreement or the termination of Executive’s employment With Employer, except for obligations under Sections 1, 2.1, 3, 4 and 5.

23. Entire Agreement. This instrument contains the entire agreement of the parties with respect to the subject matter herein and supersedes all prior such agreements and understandings, and there are no other such representations or agreements other than as stated in this Agreement related to the terms and conditions of Executive’s employment with Employer. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought, and any such modification agreed to by Employer must, in order to be binding upon Employer, be signed by the Management Board of Employer.

24. Defined Terms. The following terms, as used in this Agreement, have the meanings given to them in the section or place indicated:

Term	Section or Place Defined
AAA	Section 12
Affiliate	Section 7.6
Agreement	Preamble
Annual Base Salary	Section 3.1
API	Recital A
Cause	Section 5.1

COBRA	Section 6.2.3
Competing Services or Products	Section 10.1.1
Confidential Information	Section 7
Customers	Section 10.1.1
Disputes	Section 12
Effective Date	Preamble
Employer	Preamble
Employment Term	Section 2
Executive	Preamble
Extended Term	Section 2
Existing Know-How	Section 9.5
Good Reason	Section 5.2
IA	Recital A
Initial Term	Section 2
Inventions	Section 9.1
Notice Date	Section 6.1
Proceeding	Section 14
Release	Section 6.2
Riverside	Recital A
Separation Payments	Section 6.2.2
Total Disability	Section 5.3
Transaction	Recital A

25. Executive’s Recognition of Agreement. Executive acknowledges that Executive has read and understood this Agreement and agrees that its terms are necessary for the reasonable and proper protection of Employer’s business. Executive acknowledges that Executive has been advised by Employer that Executive is entitled to have this Agreement reviewed by an attorney of his selection, at API’s expense, prior to signing, and that Executive has either done so or elected to forgo that right. Executive acknowledges that the law firm of Preston Gates Ellis LLP has served as counsel for Employer only in regard to this Agreement and has not represented and does not represent the interests of Executive in relation to this Agreement.

IN WITNESS WHEREOF, the parties have duly signed and delivered this Agreement as of the day and year first above written.

APPLIED PRECISION, LLC

By	/s/ Ronald Seubert
	Name:	Ronald C. Seubert
	Title:	CEO
Address:

EXECUTIVE

By	/s/ Joseph Ahladis
	Name:	Joseph Ahladis
	Address:	24223 N.E. 7th Place
Sammamish, WA 98074

Invention listed as Exhibit B ☐  Yes    ☒  No